SECOND AMENDMENT TO
SECURITIES LENDING AGREEMENT

THIS SECOND AMENDMENT TO SECURITIES LENDING AGREEMENT ("Amendment") is made and entered into effective as of October 15, 2020, by and between U.S. Bank National Association ("Bank") and Professionally Managed Portfolios, on behalf of each respective series identified in Exhibit A attached hereto and made a part hereof (each such series hereinafter referred to as a separate "Customer").

WITNESSETH:

WHEREAS, Customer and Bank are parties to that certain Securities Lending Agreement dated effective as of October 4, 2012, as amended from time to time ("Agreement"); and

WHEREAS, the parties desire to amend the Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual premises, covenants and undertakings set forth herein, the parties hereto agree as follows:

1.Loan Fee Schedule. Exhibit C attached hereto shall hereby replace and supersede Exhibit C to the Agreement.

2.Election of Collateral Investment. Exhibit E attached hereto shall hereby replace and supersede Exhibit E to the Agreement.

3.No Further Effect. Except as expressly amended or modified hereby, all terms and conditions of the Agreement shall remain in full force and effect. This Amendment shall be deemed incorporated into and a part of the Agreement.

4.Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have entered into this First Amendment to Securities Lending Agreement effective as of the day and year first above written.

PROFESSIONALLY MANAGED PORTFOLIOS,
on behalf of each respective series identified in Exhibit A
attached hereto and made a part hereof

By: /s/ Elaine E. Richards
Name: Elaine E. Richards
Title: President
Date: 10/13/2020

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Jill Stevenson
Name: Jill Stevenson
Title: Vice President
Date: October 15, 2020

EXHIBIT C

LOAN FEE SCHEDULE

The Bank shall be paid a fee for administering the securities lending program for the Customer. The fee shall be calculated daily by the Bank against the Net Income earned by the Customer on such day. The fee shall equal twenty percent (20%) of Net Income and shall be retained monthly by the Bank out of the Customer’s aggregate Net Income for such month, provided, however, that if the fee is not so retained, the Customer shall pay such fee upon request from the Bank.

EXHIBIT E

ELECTION OF COLLATERAL INVESTMENT

U.S. Bank, N.A.
800 Nicollet Mall
Minneapolis, MN 55402
Ladies and Gentlemen:
Pursuant to the Securities Lending Agreement ("Agreement") between U.S. Bank, N.A. and Professionally Managed Portfolios ("Customer"), Customer desires to elect the Collateral Investment into which Cash Collateral and Proceeds are invested (as such terms are defined in the Agreement).

Customer hereby requests that the following be designated as a Collateral Investment pursuant to Section 1 of the Agreement: First American Government Obligations Fund, Class X, a series of First American Funds, Inc. ("Funds"). This election does not otherwise amend the terms of the Agreement.

Customer represents and warrants that it is familiar with the Investment Company Act of 1940, as amended, and that it has reviewed and understands the most recent prospectus relating to the Funds.

Please acknowledge your agreement to the terms set out above by signing and dating where indicated below.

Signed for and on behalf of Customer:	Acceptance:

Professionally Managed Portfolios on behalf of each respective series identified in Exhibit A to the Agreement	U.S. Bank, N.A. hereby confirms acceptance of the terms set out above.

By: /s/ Elaine E. Richards	By: /s/ Jill Stevenson
Name: Elaine E. Richards	Name: Jill Stevenson
Title: President	Title: Vice President
Date: 10/13/2020	Date: October 15, 2020

Acknowledged by Investment Adviser:

By: /s/ George McLamb
Name: George McLamb
Title: CFO & CCO
Date: 10-14-2020